Exhibit 99.1

TAL INTERNATIONAL GROUP, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2013 RESULTS AND DECLARES $0.72 QUARTERLY DIVIDEND

Purchase, New York, February 12, 2014 – TAL International Group, Inc. (NYSE: TAL), one of the world’s largest lessors of intermodal freight containers and chassis, today reported results for the fourth quarter and full year ended December 31, 2013.

Highlights:

•
TAL reported Adjusted pre-tax income of $6.41 per share for the year ending December 31, 2013, an increase of 6.0% from 2012. TAL reported leasing revenues of $567.4 million for the year ending December 31, 2013, an increase of 8.1% from 2012.

•
TAL reported Adjusted pre-tax income of $1.52 per fully diluted common share for the fourth quarter of 2013, a decrease of 5.0% from the fourth quarter of 2012. TAL reported leasing revenues of $146.9 million for the fourth quarter of 2013, an increase of 5.8% from the fourth quarter of 2012.

•
TAL continues to achieve outstanding operational performance. Utilization averaged 97.0% for the fourth quarter of 2013, and TAL purchased over $640 million of new and sale-leaseback containers for delivery in 2013.

•	TAL announced a $0.02 increase in its quarterly dividend to $0.72 per share payable on March 24, 2014 to shareholders of record as of March 3, 2014.

Financial Results

The following table depicts TAL’s selected key financial information for the fourth quarter and full year ended December 31, 2013 and 2012 (dollars in millions, except per share data):

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2013	2012	% Change	2013	2012	% Change
Adjusted pre-tax income(1)	$51.5	$53.7	-4.1%	$215.9	$203.3	6.2%
Adjusted pre-tax income(1) per share	$1.52	$1.60	-5.0%	$6.41	$6.05	6.0%
Leasing revenues	$146.9	$138.8	5.8%	$567.4	$525.0	8.1%
Adjusted EBITDA(1)	$142.9	$141.7	0.8%	$572.2	$546.8	4.6%
Adjusted net income(1)	$33.5	$35.1	-4.6%	$140.0	$131.7	6.3%
Adjusted net income(1) per share	$0.99	$1.04	-4.8%	$4.15	$3.92	5.9%
Net income	$33.1	$36.8	-10.1%	$143.2	$130.1	10.1%
Net income per share	$0.98	$1.09	-10.1%	$4.25	$3.87	9.8%
Note: All per share data is per fully diluted common share.

The Company focuses on adjusted pre-tax results since it considers gains and losses on interest rate swaps to be unrelated to operating performance and since it does not expect to pay any significant income taxes for a number of years due to the availability of accelerated tax depreciation on its existing container fleet and anticipated future equipment purchases.

Effective October 1, 2012, TAL increased the estimated residual values used in its equipment depreciation calculations. The increase in estimated residual values resulted in a decrease in depreciation expense of $13.8 million in the twelve months ended December 31, 2013 compared to what it would have been using the prior residual value estimates.

Operating Performance

“We are very pleased that 2013 was another outstanding year for TAL," commented Brian M. Sondey, President and CEO of TAL International. "We achieved a record level of profitability in 2013 and drove solid revenue growth through continued investment in our fleet. We generated adjusted pre-tax income of $215.9 million, representing $6.41 per share, and we grew our leasing revenue over 8% from 2012."

“Our profitability in 2013 continued to be supported by very high equipment utilization. Our utilization averaged 97.4% in 2013, and finished the year at 97.2%. Our utilization currently stands at 97.3%. Our profitability in 2013 was also supported by a benefit to depreciation expense due to our change in estimated residual values, and re-financing activity that reduced our average effective interest rate by 0.74% over the course of the year. This helped us hold interest expense fairly steady despite the substantial increase in our assets. In addition, our re-financing and interest rate swap actions in 2013 increased the portion of our debt with fixed interest rates to 87%, and our fixed interest rates have an average remaining duration of 61 months. Because of this, we believe we are well protected from the risk that interest rates may rise over the next several years.”

“Market conditions in 2013 were mixed. Our existing fleet of containers continued to perform exceptionally well despite the gradual normalization of market conditions. The extreme container shortages of 2010 and early 2011 have eased, but the overall supply and demand balance for containers remained tight in 2013, and our utilization remained historically high. While a number of shipping lines placed new container orders at the beginning of 2013, shipping line orders were more limited in the second half of the year, constraining the overall production of containers.”

“The market for new investments in 2013 was more challenging. Trade growth was disappointing; Alphaliner is currently estimating that global containerized trade growth was 3.6% in 2013, well down from their projection for 5-6% trade growth at the beginning of the year. In addition, competition among leasing companies for new transactions was intense in 2013, and market leasing rates were very aggressive. The intense level of competition was fueled by a reduced differentiation between the financing terms available to the large, well-established leasing companies and the terms available to smaller and newer leasing companies, and many leasing companies held on to their aggressive growth ambitions despite the lower level of trade growth and weak pricing environment. Still, TAL was able to use the continued market share shift from owned to leased containers, its strong network of customer relationships and its extensive supply capability to generate a solid level of investment opportunities, and we invested over $640 million in new and sale-leaseback containers for delivery in 2013.”

“TAL finished 2013 with a solid fourth quarter. We generated $51.5 million of adjusted pre-tax income, representing $1.52 per share. While strong, our fourth quarter profitability this year was down 5.0% from the fourth quarter of 2012, primarily due to the ongoing normalization of our disposal gains. TAL generated exceptionally large disposal gains in 2011 and 2012 as used container selling prices jumped in the response to the global container shortage. However, used container selling prices and our disposal gains have been coming back down as market conditions normalize. Our average used container selling prices decreased 14% in 2013 compared to our average from 2012, and our selling prices for the fourth quarter of 2013 were down over 38% from the peak level reached in the middle of 2011. Fortunately, strong utilization, solid leasing revenue growth and low operating expense ratios offset most of the reduction in disposal gains; and our cash flow, profitability and returns remained high.”

Outlook

Mr. Sondey continued, “Most forecasters expect global containerized trade growth to remain relatively low in 2014, especially when compared to our industry’s long-term historical growth rate. However, our leasing activity for January was stronger than expected, with a solid level of deal activity and positive movement in new container prices and lease rates. It is not yet clear whether January’s good performance was the result of temporary factors, such as an early Lunar New Year, or the first indication that trade growth may surprise to the upside in 2014.”

“The first quarter usually represents our weakest quarter of the year because it is typically the slow season for our dry container product line. While lease activity has so far been stronger than expected, we would need to see activity remain unusually strong to fully overcome the typical seasonal drag. In addition, the first quarter also has the fewest number of days, leading to reduced per diem revenue. We also expect our first quarter results to continue to be impacted by the ongoing gradual normalization of our disposal gains. As a result, we expect our adjusted pre-tax income to decrease from the fourth quarter of 2013 to the first quarter of 2014.”

“After the first quarter, we expect improved seasonality and ongoing fleet growth to lead to sequential growth in our profitability through the rest of 2014. For the full year, we believe it will be difficult for our fleet growth to fully overcome the impact of normalizing disposal gains, and we expect our adjusted pre-tax income to be down from our record year in 2013. Nonetheless, we expect our operating and financial performance to remain at a high level in 2014.”

Dividend

TAL’s Board of Directors has approved and declared a $0.72 per share quarterly cash dividend on its issued and outstanding common stock, payable on March 24, 2014 to shareholders of record at the close of business on March 3, 2014. Based on the information available today, we believe this distribution will qualify as a return of capital rather than a taxable dividend for U.S. tax purposes. Investors should consult with a tax adviser to determine the proper tax treatment of this distribution.

Mr. Sondey concluded, “We are very pleased to announce an increase to our dividend again this quarter. As we have discussed in the past, we have been consistently increasing our dividend to gradually catch up to the jump in our adjusted pre-tax income that occurred over the last few years. The $0.72 quarterly dividend represents a 47% payout of our adjusted pre-tax income in the fourth quarter of 2013. With this latest dividend increase, we believe we are getting close to our target balance between returning a significant portion of our strong cash flow to our investors and retaining sufficient equity to fund our growth opportunities. As a result, we anticipate adjusting the dividend less frequently in the future.”

Investors’ Webcast

TAL will hold a Webcast at 9 a.m. (New York time) on Thursday, February 13, 2014 to discuss its fourth quarter and full year results. An archive of the Webcast will be available one hour after the live call through Friday, March 28, 2014. To access the live Webcast or archive, please visit the Company’s Web site at http://www.talinternational.com.

About TAL International Group, Inc.

TAL is one of the world's largest lessors of intermodal freight containers and chassis with 17 offices in 11 countries and approximately 230 third-party container depot facilities in 40 countries. The Company's global operations include the acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers and chassis. TAL's fleet consists of approximately 1,288,000 containers and related equipment representing approximately 2,113,000 twenty-foot equivalent units (TEU). This places TAL among the world's largest independent lessors of intermodal containers and chassis as measured by fleet size.

Contact

Jeffrey Casucci
Vice President
Treasury and Investor Relations
(914) 697-2900

Important Cautionary Information Regarding Forward-Looking Statements

Statements in this press release regarding TAL International Group, Inc.'s business that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements involve risks and uncertainties, are only predictions and may differ materially from actual future events or results. For a discussion of such risks and uncertainties, see "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 20, 2013.

The Company’s views, estimates, plans and outlook as described within this document may change subsequent to the release of this statement. The Company is under no obligation to modify or update any or all of the statements it has made herein despite any subsequent changes the Company may make in its views, estimates, plans or outlook for the future.

(1) Adjusted pre-tax income, Adjusted EBITDA and Adjusted net income are non-GAAP measurements we believe are useful in evaluating our operating performance. The Company’s definition and calculation of Adjusted pre-tax income, Adjusted EBITDA and Adjusted net income are outlined in the attached schedules.

Please see Financial Tables for a detailed reconciliation of these financial measurements.
-Financial Tables Follow-

TAL INTERNATIONAL GROUP, INC.
Consolidated Balance Sheets
(Dollars in thousands, except share data)

	December 31, 2013	December 31, 2012
ASSETS:
Leasing equipment, net of accumulated depreciation and allowances of $910,713 and $766,898	$3,414,904	$3,249,374
Net investment in finance leases, net of allowances of $1,057 and $897	257,176	121,933
Equipment held for sale	58,042	47,139
Revenue earning assets	3,730,122	3,418,446
Unrestricted cash and cash equivalents	68,875	65,843
Restricted cash	29,126	35,837
Accounts receivable, net of allowances of $948 and $692	74,174	71,363
Goodwill	74,523	71,898
Deferred financing costs	29,087	26,450
Other assets	11,898	9,453
Fair value of derivative instruments	27,491	1,904
Total assets	$4,045,296	$3,701,194
LIABILITIES AND STOCKHOLDERS' EQUITY:
Equipment purchases payable	$112,268	$111,176
Fair value of derivative instruments	1,900	34,633
Accounts payable and other accrued expenses	63,022	64,936
Net deferred income tax liability	358,255	270,459
Debt	2,817,933	2,604,015
Total liabilities	3,353,378	3,085,219
Stockholders' equity:
Preferred stock, $0.001 par value, 500,000 shares authorized, none issued	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized, 36,858,778 and 36,697,366 shares issued respectively	37	37
Treasury stock, at cost, 3,011,843 shares	(37,535)	(37,535)
Additional paid-in capital	498,854	493,456
Accumulated earnings	220,492	168,447
Accumulated other comprehensive income (loss)	10,070	(8,430)
Total stockholders' equity	691,918	615,975
Total liabilities and stockholders' equity	$4,045,296	$3,701,194

TAL INTERNATIONAL GROUP, INC.
Consolidated Statements of Income
(Dollars and shares in thousands, except earnings per share)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Revenues:
Leasing revenues:
Operating leases	$142,288	$135,566	$552,640	$511,189
Finance leases	4,610	3,192	14,728	13,781
Total leasing revenues	146,898	138,758	567,368	524,970
Equipment trading revenues	8,953	12,225	73,004	60,975
Management fee income	515	773	2,284	3,076
Other revenues	26	40	201	151
Total revenues	156,392	151,796	642,857	589,172
Operating expenses (income):
Equipment trading expenses	7,644	10,564	62,726	53,431
Direct operating expenses	8,108	7,237	27,142	25,039
Administrative expenses	11,247	11,083	44,197	43,991
Depreciation and amortization	53,603	48,937	205,073	193,466
Provision (reversal) for doubtful accounts	1,068	(31)	2,827	(208)
Net (gain) on sale of leasing equipment	(4,171)	(9,280)	(26,751)	(44,509)
Total operating expenses	77,499	68,510	315,214	271,210
Operating income	78,893	83,286	327,643	317,962
Other expenses:
Interest and debt expense	27,434	29,541	111,725	114,629
Write-off of deferred financing costs	1,422	—	4,000	—
Net (gain) loss on interest rate swaps	(822)	(2,573)	(8,947)	2,469
Total other expenses	28,034	26,968	106,778	117,098
Income before income taxes	50,859	56,318	220,865	200,864
Income tax expense	17,750	19,563	77,699	70,732
Net Income	$33,109	$36,755	$143,166	$130,132
Net income per common share—Basic	$0.99	$1.11	$4.28	$3.92
Net income per common share—Diluted	$0.98	$1.09	$4.25	$3.87
Cash dividends paid per common share	$0.70	$0.62	$2.68	$2.35
Weighted average number of common shares outstanding—Basic	33,491	33,256	33,483	33,224
Dilutive stock options and restricted stock	265	393	211	399
Weighted average number of common shares outstanding—Diluted	33,756	33,649	33,694	33,623

TAL INTERNATIONAL GROUP, INC.
Consolidated Statements of Cash Flows
(Dollars in thousands)

	Year Ended December 31,
	2013	2012
Cash flows from operating activities:
Net income	$143,166	$130,132
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	205,073	193,466
Amortization of deferred financing costs	7,260	5,827
Amortization of net loss on terminated derivative instruments designated as cash flow hedges	3,020	3,290
Net (gain) on sale of leasing equipment	(26,751)	(44,509)
Net (gain) loss on interest rate swaps	(8,947)	2,469
Write-off of deferred financing costs	4,000	—
Deferred income taxes	77,699	70,428
Stock compensation charge	5,216	3,706
Changes in operating assets and liabilities:
Net equipment (purchased) sold for resale activity	(11,186)	7,832
Net realized loss on interest rate swaps terminated prior to their contractual maturities	(24,235)	(49,124)
Accounts receivable	(2,811)	(14,872)
Net (deferred revenue) deferred credits	(1,572)	(9,048)
Accounts payable and other accrued expenses	(3,982)	3,145
Income taxes payable	(220)	(119)
Other assets	958	7,587
Net cash provided by operating activities	366,688	310,210
Cash flows from investing activities:
Purchases of leasing equipment and investments in finance leases	(660,492)	(831,826)
Proceeds from sale of equipment, net of selling costs	140,724	133,367
Cash collections on finance lease receivables, net of income earned	39,470	35,326
Other	84	219
Net cash (used in) investing activities	(480,214)	(662,914)
Cash flows from financing activities:
Issuance of common stock	—	—
Stock options exercised, related activity, and excess tax benefits from stock compensation	(235)	(2,930)
Financing fees paid under debt facilities	(13,897)	(8,249)
Borrowings under debt facilities and proceeds under capital lease obligations	1,206,735	672,404
Payments under debt facilities and capital lease obligations	(993,011)	(304,094)
Decrease (increase) in restricted cash	6,711	(1,371)
Common stock dividends paid	(89,745)	(78,090)
Net cash provided by financing activities	116,558	277,670
Net increase (decrease) in unrestricted cash and cash equivalents	$3,032	$(75,034)
Unrestricted cash and cash equivalents, beginning of period	65,843	140,877
Unrestricted cash and cash equivalents, end of period	$68,875	$65,843
Supplemental disclosures:
Interest paid	$101,535	$104,834
Income taxes paid (refunded)	$225	$(147)
Supplemental non-cash investing activities:
Accrued and unpaid purchases of equipment	$112,268	$111,176

The following table sets forth TAL’s equipment fleet utilization(1) as of and for the quarter and year ended December 31, 2013:

Average and Ending Utilization for the Quarter Ended December 31, 2013
Average Utilization	Ending Utilization
97.0%	97.2%

(1)	Utilization is computed by dividing TAL’s total units on lease (in CEUs) by the total units in TAL’s fleet (in CEUs) excluding new units not yet leased and off-hire units designated for sale.

The following table provides the composition of TAL’s equipment fleet as of December 31, 2013 (in units, TEUs and cost equivalent units, or “CEUs”):

	December 31, 2013
	Equipment Fleet in Units			Equipment Fleet in TEUs
	Owned	Managed	Total	Owned	Managed	Total
Dry	1,087,462	17,971	1,105,433	1,759,100	31,875	1,790,975
Refrigerated	63,967	63	64,030	122,466	113	122,579
Special	55,295	1,466	56,761	99,473	2,481	101,954
Tank	8,100	—	8,100	8,100	—	8,100
Chassis	13,724	—	13,724	24,505	—	24,505
Equipment leasing fleet	1,228,548	19,500	1,248,048	2,013,644	34,469	2,048,113
Equipment trading fleet	40,374	—	40,374	65,102	—	65,102
Total	1,268,922	19,500	1,288,422	2,078,746	34,469	2,113,215
Percentage	98.5%	1.5%	100.0%	98.4%	1.6%	100.0%

	December 31, 2013
	Equipment Fleet in CEUs
	Owned	Managed	Total
Total	2,609,681	31,062	2,640,743
Percentage	98.8%	1.2%	100.0%

Non-GAAP Financial Measures

We use the terms "EBITDA", “Adjusted EBITDA”, "Adjusted pre-tax income" and "Adjusted net income" throughout this press release.

EBITDA is defined as net income before interest and debt expense, income tax expense, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding gains and losses on interest rate swaps, plus principal payments on finance leases.

Adjusted pre-tax income is defined as income before income taxes as further adjusted for certain items which are described in more detail below, which management believes are not representative of our operating performance. Adjusted pre-tax income excludes gains and losses on interest rate swaps and the write-off of deferred financing costs. Adjusted net income is defined as net income further adjusted for the items discussed above, net of income tax.

EBITDA, Adjusted EBITDA, Adjusted pre-tax income and Adjusted net income are not presentations made in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Adjusted pre-tax income and Adjusted net income should not be considered as alternatives to, or more meaningful than, amounts determined in accordance with U.S. GAAP, including net income, or net cash from operating activities.

We believe that EBITDA, Adjusted EBITDA, Adjusted pre-tax income and Adjusted net income are useful to an investor in evaluating our operating performance because:

-- these measures are widely used by securities analysts and investors to measure a company's operating performance without regard to items such as interest and debt expense, income tax expense, depreciation and amortization, and gains and losses on interest rate swaps, which can vary substantially from company to company depending upon accounting methods and the book value of assets, capital structure and the method by which assets were acquired;

-- these measures help investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure, our asset base and certain non-routine events which we do not expect to occur in the future; and

-- these measures are used by our management for various purposes, including as measures of operating performance to assist in comparing performance from period to period on a consistent basis, in presentations to our board of directors concerning our financial performance and as a basis for strategic planning and forecasting.

We have provided reconciliations of net income, the most directly comparable U.S. GAAP measure, to EBITDA and Adjusted EBITDA in the tables below for the three and twelve months ended December 31, 2013 and 2012.

We have also provided reconciliations of income before income taxes and net income, the most directly comparable U.S. GAAP measures, to Adjusted pre-tax income and Adjusted net income in the tables below for the three and twelve months ended December 31, 2013 and 2012.

TAL INTERNATIONAL GROUP, INC. Non-GAAP Reconciliations of EBITDA and Adjusted EBITDA (Dollars in Thousands)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Net Income	$33,109	$36,755	$143,166	$130,132
Add:
Depreciation and amortization	53,603	48,937	205,073	193,466
Interest and debt expense	27,434	29,541	111,725	114,629
Write-off of deferred financing costs	1,422	—	4,000	—
Income tax expense	17,750	19,563	77,699	70,732
EBITDA	133,318	134,796	541,663	508,959
Add:
Net (gain) loss on interest rate swaps	(822)	(2,573)	(8,947)	2,469
Principal payments on finance lease	10,387	9,480	39,470	35,326
Adjusted EBITDA	$142,883	$141,703	$572,186	$546,754

TAL INTERNATIONAL GROUP, INC. Non-GAAP Reconciliations of Adjusted Pre-tax Income and Adjusted Net Income (Dollars and Shares in Thousands, Except Per Share Data)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Income before income taxes	$50,859	$56,318	$220,865	$200,864
Add:
Write-off of deferred financing costs	1,422	—	4,000	—
Net (gain) loss on interest rate swaps	(822)	(2,573)	(8,947)	2,469
Adjusted pre-tax income	$51,459	$53,745	$215,918	$203,333
Adjusted pre-tax income per fully diluted common share	$1.52	$1.60	$6.41	$6.05
Weighted average number of common shares outstanding—Diluted	33,756	33,649	33,694	33,623

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Net Income	$33,109	$36,755	$143,166	$130,132
Add:
Write-off of deferred financing costs, net of tax(a)	921	—	2,592	—
Net (gain) loss on interest rate swaps, net of tax(a)	(537)	(1,648)	(5,799)	1,610
Adjusted net income(a)	$33,493	$35,107	$139,959	$131,742
Adjusted net income per fully diluted common share	$0.99	$1.04	$4.15	$3.92
Weighted average number of common shares outstanding—Diluted	33,756	33,649	33,694	33,623

(a) The differences between Adjusted net income and reported net income in the twelve months ended December 31, 2013 and 2012 were due to net gains and losses on non-designated interest rate swaps, and the write-off of deferred financing costs in the twelve months ended December 31, 2013.